Company Contact: Eric K. Hagen                                                                                                     February 24, 2016
Title: Vice President, Investor Relations                                                                                         For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Fourth Quarter and Full-Year 2015 Financial and Operating Results

•	Q4 2015 Production of 155,210 BOE/d at High End of Guidance

•	Q4 2015 Discretionary Cash Flow Totals $222 Million

•	2015 Asset Sales Reach $512 Million

•	Proved Reserves Increase 5% to 820.6 MMBOE Despite 53.2 MMBOE of Asset Sales

•	Enhanced Completions Contribute to 22% Quarter-over-Quarter Productivity Increase in Williston Basin

•	Announces $500 Million 2016 Capital Budget

DENVER – February 24, 2016 – Whiting’s (NYSE: WLL) production in the fourth quarter 2015 totaled 14.3 million barrels of oil equivalent (MMBOE), 88% crude oil/natural gas liquids (NGLs).  Fourth quarter 2015 production averaged 155,210 barrels of oil equivalent per day (BOE/d).  This was at the high end of production guidance despite 3,300 BOE/d of asset sales that closed during the quarter and were not reflected in guidance. Better than forecast production results in the Williston Basin due to enhanced completions and an increase in gas capture rates across our acreage position contributed to production exceeding our estimate.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “In 2015, we took decisive action to position our company for a ‘lower for longer’ oil price environment.  We proactively accessed the capital markets in early 2015 to strengthen our balance sheet and enhance our liquidity.  We also sold $512 million of non-core assets during 2015, which further enhanced liquidity and improved our cost structure.  As a result of these actions, we ended the year with $2.7 billion of liquidity, an attractive average weighted coupon rate of 4.5% on our bonds, and no major bond maturities until 2019.

On the operations side, we lowered our 2015 Bakken well costs by approximately 25% from 2014 levels.  We continued to achieve productivity increases in the Bakken with our fourth quarter 30-day average rates coming in 22% higher than third quarter results.  In the Niobrara, we completed a new eight well pad.”

Mr. Volker continued, “We are focused on returns and balance sheet strength.  Our 2016 budget reflects these priorities as we plan to run two rigs in the Bakken and two rigs in the Niobrara for the balance of the year.  We project a total capital budget of $500 million in 2016, a reduction of approximately 80% from 2015. We believe this conservative strategy should help us to maintain our liquidity position and leave us well positioned to capitalize on a rebound in oil prices.”

Operating and Financial Results
The following table summarizes the operating and financial results for the fourth quarter of 2015 and 2014, including non-cash charges recorded during those periods:

	Three Months Ended
	December 31,
	2015	2014
Production (MBOE/d)	155.21	131.26
Discretionary cash flow-MM (1)	$221.9	$419.5
Realized price ($/BOE)	$34.12	$59.86
Total revenues-MM	$423.5	$696.1
Net loss available to common shareholders-MM (2)(3)	$(98.7)	$(353.7)
Per basic share	$(0.48)	$(2.69)
Per diluted share	$(0.48)	$(2.68)
Adjusted net income (loss) available to common shareholders-MM (4)	$(87.8)	$58.3
Per basic share	$(0.43)	$0.44
Per diluted share	$(0.43)	$0.44

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the three months ended December 31, 2015, net loss available to common shareholders included $33 million of pre-tax, non-cash derivative gains or $0.10 per basic and diluted share after tax. For the three months ended December 31, 2014, net loss available to common shareholders included $77 million of pre-tax, non-cash derivative gains or $0.37 per basic and diluted share after tax.

(3)
For the three months ended December 31, 2014, this amount includes $587 million in non-cash pre-tax impairment charges for the partial write-down of non-core proved oil and gas properties primarily in Colorado, Louisiana, North Dakota and Utah which were not being developed due to depressed oil and gas prices at December 31, 2014, as well as $42 million of impairment write-downs on our CO2 development properties. The Company did not recognize any impairment write-downs with respect to its proved oil and gas or CO2 properties during the 2015 period presented.

(4)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

The following table summarizes the operating and financial results for the full year of 2015 and 2014, including non-cash charges recorded during those periods:

	Year Ended
	December 31,
	2015	2014
Production (MBOE/d)	163.20	114.53
Discretionary cash flow-MM (1)	$1,131.7	$1,995.9
Realized price ($/BOE)	$38.76	$73.38
Total revenues-MM	$2,050.8	$3,085.1
Net income (loss) available to common shareholders-MM (2)(3)(4)	$(2,219.2)	$64.8
Per basic share	$(11.35)	$0.53
Per diluted share	$(11.35)	$0.53
Adjusted net income (loss) available to common shareholders-MM (5)	$(156.0)	$508.4
Per basic share	$(0.80)	$4.16
Per diluted share	$(0.80)	$4.15

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the year ended December 31, 2015, net loss available to common shareholders included $2 million of pre-tax, non-cash derivative gains or $0.01 per basic and diluted share after tax. For the year ended December 31, 2014, net income available to common shareholders included $57 million of pre-tax, non-cash derivative gains or $0.30 per basic and diluted share after tax.

(3)
For the year ended December 31, 2015, this amount includes $1.5 billion in non-cash pre-tax impairment charges for the partial write-down of our North Ward Estes field in Texas and other non-core proved oil and gas properties primarily in Texas, Wyoming, North Dakota and Colorado that are not currently being developed due to depressed oil and gas prices, as well as $62 million of impairment write-downs on our CO2 development properties at the Bravo Dome field in New Mexico and McElmo Dome field in Colorado. For the year ended December 31, 2014, this amount includes $587 million in non-cash pre-tax impairment charges for the partial write-down of non-core proved oil and gas properties primarily in Colorado, Louisiana, North Dakota, and Utah which were not being developed due to depressed oil and gas prices at December 31, 2014, as well as $42 million of impairment write-downs on our CO2 development properties.

(4)
During the year ended December 31, 2015, goodwill related to the acquisition of Kodiak Oil and Gas Corp. in December 2014 (the “Kodiak Acquisition”) with a carrying amount of $874 million was written down to a fair value of zero, resulting in a non-cash impairment charge of $874 million, which resulted from lower commodity prices.  The Company did not recognize any goodwill impairment write-downs during the 2014 period presented.

(5)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

Proved Reserves at December 31, 2015
As of December 31, 2015, Whiting achieved record proved reserves of 820.6 MMBOE, a 5% increase over the 780.3 MMBOE of proved reserves at year-end 2014 despite asset sales of 53.2 MMBOE and an SEC 2015 oil price deck 47% lower than 2014.(1) 49% of year-end 2015 proved reserves were proved developed and 87% of year-end 2015 proved reserves were crude oil and NGLs.

(1)	The SEC 2015 reserve price deck case was $50.28 per barrel of oil and $2.58 per Mcf of gas.

$512 Million of Total Asset Sales in 2015
During the fourth quarter, the Company sold its water handling system at the Redtail field in the DJ Basin for $75 million and higher operating cost, non-core E&P assets for $101 million with 3,300 BOE/d of associated production. This brings total asset sales in 2015 to $512 million. Divested assets had associated production of 12.4 MBOE/d.

2016 Capital Budget and Production Forecast
Whiting projects a 2016 capital budget of $500 million, a decrease of approximately 80% from its 2015 capital expenditures. The Company expects to invest $440 million of the 2016 capital budget on development activity primarily in its core Bakken and Niobrara areas, which represents 88% of the total budget.  This capital budget reflects suspending completion operations commencing in the second quarter.  At year-end 2016, the Company projects an inventory of 73 drilled uncompleted wells in the Williston Basin Bakken/Three Forks play and 95 drilled uncompleted wells in the DJ Basin Niobrara play. This inventory of drilled uncompleted wells should afford Whiting a highly capital-efficient means to resume growth upon a rebound in oil prices.

Whiting plans to spend the majority of its 2016 capital budget in the first half of the year as it completes projects initiated in 2015 and winds down completion operations.  The projected spend rate declines to $80 million per quarter in the second half of the year.

Based on the 2016 capital budget, the Company forecasts 2016 production of 46.8 to 50.5 MMBOE (128,000 to 138,000 BOE/d).(1)

(1)	At their respective dates of sale, total asset sales in 2015 were 12.4 MBOE/d.

Operations Update

Core Development Areas

Williston Basin Development

Whiting holds 778,850 gross (454,782 net) acres in the Williston Basin of North Dakota and Montana.  In the fourth quarter 2015, net production from the Bakken/Three Forks averaged 128,585 BOE/d.  The Bakken/Three Forks represented 83% of Whiting’s total fourth quarter production.

Enhanced Completions Contribute to 22% Quarter-over-Quarter Productivity Increase in Williston Basin.  The Company continued to test larger sand volume completions across our acreage in the Williston Basin.  In the fourth quarter, Whiting completed 21 operated wells that produced for 30 or more days and had average sand volumes of 6.7 million pounds.  This compares to 41 operated wells with average sand volumes of 5.2 million pounds in the third quarter.  Wells completed during the fourth quarter achieved an average 30-day rate of 1,339 BOE/d, which was 22% better than the third quarter wells. The average estimated completed well cost for the fourth quarter was $6.8 million.

Denver Julesburg Basin Development

Whiting holds 154,256 gross (126,363 net) acres in our Redtail field, located in the Denver Julesburg Basin in Weld County, Colorado.  The Company has established production in four zones, the Niobrara “A”, “B” and “C” zones and the Codell/Fort Hays formations.  Net production from the Redtail field averaged 14,345 BOE/d in the fourth quarter 2015.

Other Financial and Operating Results
The following table summarizes the Company’s net production and commodity price realizations for the quarters ended December 31, 2015 and 2014:

	Three Months Ended
	December 31,
	2015	2014	Change
Production
Oil (MMBbl)	10.87	9.70	12%
NGLs (MMBbl)	1.64	0.94	75%
Natural gas (Bcf)	10.61	8.65	23%
Total equivalent (MMBOE)	14.28	12.08	18%

Average sales price
Oil (per Bbl):
Price received	$35.33	$61.84	(43%)
Effect of crude oil hedging (1)	6.37	5.19
Realized price	$41.70	$67.03	(38%)
Weighted average NYMEX price (per Bbl) (2)	$42.16	$71.80	(41%)
NGLs (per Bbl):
Realized price	$10.98	$32.60	(66%)
Natural gas (per Mcf):
Realized price	$1.50	$4.89	(69%)
Weighted average NYMEX price (per Mcf) (2)	$2.17	$4.06	(47%)

(1)
Whiting received $69 million and $50 million in pre-tax cash settlements on its crude oil hedges during the fourth quarter of 2015 and 2014, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)	Average NYMEX prices weighted for monthly production volumes.

Fourth Quarter and Full-Year 2015 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(per BOE, except production)
Production (MMBOE)	14.28	12.08	59.57	41.80

Sales price, net of hedging	$34.12	$59.86	$38.76	$73.38
Lease operating expense	8.41	11.57	9.32	11.89
Production tax	2.63	4.56	3.07	6.05
Cash general & administrative	2.21	5.47	2.43	3.68
Exploration	2.48	3.08	2.41	2.08
Cash interest expense	5.09	3.91	4.83	3.80
Cash income tax expense (benefit)	-	(0.42)	(0.01)	0.06
	$13.30	$31.69	$16.71	$45.82

Fourth Quarter and Full-Year 2015 Drilling and Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three months and full year ended December 31, 2015.

Gross/Net Wells Completed
	Producing	Non-Producing	Total New Drilling	% Success Rate	CAPEX (in MM)
Q4 15	52 / 31.7	1 / 1	53 / 32.7	98.1% / 96.9%	$ 323.7 (1)
YTD 15	538 / 265.8	2 / 2	540 / 267.8	99.6% / 99.3%	$ 2,313.6 (2)

(1)	Includes $14 million for non-operated drilling and completion, $3 million for land, $21 million for facilities and $19 million in drilling rig early termination fees.
(2)	Includes $283 million for non-operated drilling and completion, $29 million for land, $145 million for facilities and $95 million in drilling rig early termination fees.

Outlook for First Quarter and Full-Year 2016
The following table provides guidance for the first quarter and full-year 2016 based on current forecasts, including Whiting’s full-year 2016 capital budget of $500 million:

Guidance
	First Quarter			Full Year
	2016			2016
Production (MMBOE)	13.1	-	13.6	46.8	-	50.5
Lease operating expense per BOE	$ 8.25	-	$ 8.75	$ 9.00	-	$ 9.40
General and administrative expense per BOE	$ 3.10	-	$ 3.50	$ 3.30	-	$ 3.70
Interest expense per BOE	$ 5.35	-	$ 5.75	$ 5.90	-	$ 6.30
Depreciation, depletion and amortization per BOE	$ 23.00	-	$ 24.00	$ 23.75	-	$ 24.75
Production taxes (% of sales revenue)	9.2%	-	9.6%	9.2%	-	9.6%
Oil price differentials to NYMEX per Bbl (1)	($ 7.00)	-	($ 8.00)	($ 7.00)	-	($ 8.00)
Gas price differential to NYMEX per Mcf	($ 0.40)	-	($ 0.90)	($ 0.40)	-	($ 0.90)

(1)	Does not include the effects of NGLs.

Commodity Derivative Contracts
Whiting is 45% hedged for 2016 as a percentage of December 2015 production.

The following summarizes Whiting’s crude oil hedges as of January 1, 2016:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	December 2015
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2016
	Q1	1,400,000	$43.75 - $53.75 - $74.40	37.8%
	Q2	1,400,000	$43.75 - $53.75 - $74.40	37.8%
	Q3	1,400,000	$43.75 - $53.75 - $74.40	37.8%
	Q4	1,400,000	$43.75 - $53.75 - $74.40	37.8%
Collars	2016
	Q1	250,000	$51.00 - $63.48	6.8%
	Q2	250,000	$51.00 - $63.48	6.8%
	Q3	250,000	$51.00 - $63.48	6.8%
	Q4	250,000	$51.00 - $63.48	6.8%
	2017
	Q1	250,000	$53.00 - $70.44	6.8%
	Q2	250,000	$53.00 - $70.44	6.8%
	Q3	250,000	$53.00 - $70.44	6.8%
	Q4	250,000	$53.00 - $70.44	6.8%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Selected operating statistics:
Production
Oil, MBbl	10,871	9,697	47,175	33,485
NGLs, MBbl	1,640	937	5,539	3,283
Natural gas, MMcf	10,612	8,650	41,129	30,219
Oil equivalents, MBOE	14,279	12,076	59,570	41,804
Average Prices
Oil per Bbl (excludes hedging)	$35.33	$61.84	$40.95	$81.50
NGLs per Bbl	$10.98	$32.60	$12.67	$39.17
Natural gas per Mcf	$1.50	$4.89	$2.20	$5.53
Per BOE data
Sales price (including hedging)	$34.12	$59.86	$38.76	$73.38
Lease operating	$8.41	$11.57	$9.32	$11.89
Production taxes	$2.63	$4.56	$3.07	$6.05
Depreciation, depletion and amortization	$22.50	$24.85	$20.87	$26.06
General and administrative(1)	$2.72	$5.98	$2.90	$4.24
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$423,516	$696,095	$2,050,798	$3,085,097
Total costs and expenses	$570,427	$1,240,383	$5,044,293	$2,941,182
Net income (loss) available to common shareholders	$(98,689)	$(353,681)	$(2,219,182)	$64,807
Earnings (loss) per common share, basic	$(0.48)	$(2.69)	$(11.35)	$0.53
Earnings (loss) per common share, diluted	$(0.48)	$(2.68)	$(11.35)	$0.53
Weighted average shares outstanding, basic	204,143	131,535	195,472	122,138
Weighted average shares outstanding, diluted	204,143	131,839	195,472	122,519
Net cash provided by operating activities	$150,136	$465,996	$1,051,392	$1,815,302
Net cash used in investing activities	$(141,804)	$(780,668)	$(1,982,119)	$(2,860,517)
Net cash provided (used in) financing activities	$(30,010)	$364,719	$868,680	$423,855

(1)	For the three and twelve months ended December 31, 2014, the cost includes $3.38 per BOE and $1.26 per BOE, respectively, for transaction-related costs incurred for the Kodiak Acquisition.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$16,053	$78,100
Accounts receivable trade, net	332,428	543,172
Derivative assets	158,729	135,577
Prepaid expenses and other	27,980	86,150
Total current assets	535,190	842,999
Property and equipment:
Oil and gas properties, successful efforts method	13,904,525	14,949,702
Other property and equipment	168,277	276,582
Total property and equipment	14,072,802	15,226,284
Less accumulated depreciation, depletion and amortization	(3,323,102)	(3,083,572)
Total property and equipment, net	10,749,700	12,142,712
Goodwill	-	875,676
Other long-term assets	104,195	131,724
TOTAL ASSETS	$11,389,085	$13,993,111

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	December 31,
	2015	2014
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$77,276	$62,664
Accrued capital expenditures	94,105	429,970
Revenues and royalties payable	179,601	254,018
Production Participation Plan liability	-	113,391
Accrued interest	62,661	67,913
Accrued lease operating expenses	55,291	85,590
Accrued liabilities and other	50,261	80,401
Taxes payable	47,789	63,822
Accrued employee compensation and benefits	32,829	3,202
Total current liabilities	599,813	1,160,971
Long-term debt	5,197,704	5,602,389
Deferred income taxes	593,792	1,278,175
Asset retirement obligations	155,550	167,741
Deferred gain on sale	48,974	60,305
Other long-term liabilities	34,664	20,486
Total liabilities	6,630,497	8,290,067
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 206,441,303 issued and 204,147,647 outstanding as of December 31, 2015 and 168,346,020 issued and 166,889,152 outstanding as of December 31, 2014	206	168
Additional paid-in capital	4,659,868	3,385,094
Retained earnings	90,530	2,309,712
Total Whiting shareholders' equity	4,750,604	5,694,974
Noncontrolling interest	7,984	8,070
Total equity	4,758,588	5,703,044
TOTAL LIABILITIES AND EQUITY	$11,389,085	$13,993,111

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$417,952	$672,553	$2,092,482	$3,024,617
Gain (loss) on sale of properties	1,146	15,352	(60,791)	27,657
Amortization of deferred gain on sale	3,511	7,588	16,751	30,494
Interest income and other	907	602	2,356	2,329
Total revenues and other income	423,516	696,095	2,050,798	3,085,097
COSTS AND EXPENSES:
Lease operating expenses	120,077	139,703	555,392	496,925
Production taxes	37,625	55,015	183,035	253,008
Depreciation, depletion and amortization	321,216	300,113	1,243,293	1,089,545
Exploration and impairment	52,511	750,886	1,881,671	854,430
Goodwill impairment	4,059	-	873,772	-
General and administrative	38,828	72,252	172,616	177,211
Interest expense	86,141	49,821	334,125	170,642
Loss on early extinguishment of debt	12,727	-	18,361	-
Commodity derivative gain, net	(102,757)	(127,407)	(217,972)	(100,579)
Total costs and expenses	570,427	1,240,383	5,044,293	2,941,182
INCOME (LOSS) BEFORE INCOME TAXES	(146,911)	(544,288)	(2,993,495)	143,915
INCOME TAX EXPENSE (BENEFIT):
Current	-	(5,070)	(357)	2,625
Deferred	(48,184)	(185,525)	(773,870)	76,545
Total income tax expense (benefit)	(48,184)	(190,595)	(774,227)	79,170
NET INCOME (LOSS)	(98,727)	(353,693)	(2,219,268)	64,745
Net loss attributable to noncontrolling interests	38	12	86	62
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(98,689)	$(353,681)	$(2,219,182)	$64,807
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.48)	$(2.69)	$(11.35)	$0.53
Diluted	$(0.48)	$(2.68)	$(11.35)	$0.53
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	204,143	131,535	195,472	122,138
Diluted	204,143	131,839	195,472	122,519

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) available to common shareholders	$(98,689)	$(353,681)	$(2,219,182)	$64,807
Adjustments net of tax:
Amortization of deferred gain on sale	(2,205)	(4,776)	(10,520)	(19,196)
(Gain) loss on sale of properties	(719)	(9,664)	38,177	(17,410)
Impairment expense	10,769	449,245	1,091,659	483,221
Goodwill impairment (non-taxable)	4,059	-	873,772	-
Penalties for early termination of drilling rig contracts	11,970	-	59,576	-
Transaction-related costs for Kodiak Acquisition	-	25,745	-	33,166
Early extinguishment of debt	7,992	-	11,530	-
Total measure of derivative gain reported under U.S. GAAP	(64,532)	(80,203)	(136,887)	(63,314)
Total net cash settlements received on commodity derivatives during the period	43,528	31,652	135,872	27,140
Adjusted net income (loss) (1)	$(87,827)	$58,318	$(156,003)	$508,414

Adjusted net income (loss) available to common shareholders per share, basic	$(0.43)	$0.44	$(0.80)	$4.16
Adjusted net income (loss) available to common shareholders per share, diluted	$(0.43)	$0.44	$(0.80)	$4.15

(1)
Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$150,136	$465,996	$1,051,392	$1,815,302
Exploration	35,363	37,231	143,363	86,803
Exploratory dry hole costs	(8,573)	(22,355)	(9,440)	(26,327)
Changes in working capital	44,929	(61,392)	(53,645)	120,083
Discretionary cash flow (1)	$221,855	$419,480	$1,131,670	$1,995,861

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, February 25, 2016 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full-year 2015 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10080308. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, February 25, 2016 and continuing through Thursday, March 3, 2016.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10080308.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in, or extended periods of low, oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; our ability to obtain sufficient quantities of CO2 necessary to carry out our EOR projects;  shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and Annual Report on Form 10-K for the period ended December 31, 2014.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.